Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Data of the Company and the Elizabethtown Business

On July 1, 2018, South Jersey Industries, Inc. (“SJI” or the “Company”) completed its previously announced acquisition of the Elizabethtown Gas operating division (the ‘‘Elizabethtown Business’’ or ‘‘ETG’’) of Pivotal Utility Holdings, Inc., a New Jersey corporation, pursuant to the terms of the asset purchase agreement (“Purchase Agreement”), executed on October 15, 2017 (the “ETG Acquisition”).

The unaudited pro forma condensed combined financial statement and the accompanying notes to the pro forma statement of operations (the “pro forma financial statements”) present how the consolidated financial statement of the Company may have appeared had the Transactions (as defined below) occurred at earlier dates. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2018 combines the historical consolidated statement of income of the Company and the historical statement of income of ETG, after giving effect to the Transactions (as defined below) as if they had occurred on January 1, 2018, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes.

The following pro forma financial statement present the combination of the historical financial information of the Company and the Elizabethtown Business adjusted to give effect to the ETG Acquisition, pursuant to the terms and conditions of the Purchase Agreement for an aggregate purchase price equal to $1.72 billion in cash, inclusive of $24.7 million of certain adjustments for the net working capital of the Elizabethtown Business as set forth in the Purchase Agreement.

The Company financed the ETG Acquisition using cash on hand, net proceeds of $434.9 million from the issuance of its common stock (the “Common Stock Issuance”) and the concurrent issuance of Equity Units (the “Equity Unit Issuance”) and through debt, net of cash paid for fees of $4.3 million, of $530.0 million in aggregate principal amount of a new term loan facility (the “Term Facility”), $250.0 million in aggregate principal amount of new senior unsecured notes (the “Senior Unsecured Notes”), $475.0 million in aggregate principal amount of new floating rate senior notes (“Floating Rate Notes”), and drawdowns of $31.1 million in aggregate principal amount from our existing syndicated revolving credit facility (the “Revolver”, together with the “ETG Acquisition”, “Common Stock Issuance”, “Equity Unit Issuance”, “Term Facility”, “Senior Unsecured Notes”, and “Floating Rate Notes”, the “Transactions”). Prior to the aforementioned Transactions, the Company had entered into a $2.6 billion bridge loan commitment (“Bridge Loan”) to finance the ETG Acquisition to the extent the Company raised less proceeds than expected. As a result of the successful completion of the Transactions, the Bridge Loan was not utilized and terminated as of June 30, 2018. Additionally, the pro forma financial statements do not reflect any potential asset dispositions.

The accompanying pro forma financial statement has been prepared in accordance with Article 11 of SEC Regulation S-X, and certain financial statement line items included in the Company’s and the Elizabethtown Business’s historical presentation have been condensed. The historical combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes to the pro forma financial statement. In addition, the pro forma financial statement was based on and should be read in conjunction with:

•
the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018 and the related notes, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019;

•
the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2019 and the related notes, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019;

•
The unaudited financial statements of the Elizabethtown Business as of and for the six months ended June 30, 2018 and the related notes, included in the Company’s Form 8-K/A filed with the SEC on September 12, 2018.

The pro forma financial statement does not reflect the costs of any integration activities, possible or pending asset dispositions, the benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Transactions. Further, the pro forma financial statement does not reflect the effect of the $10.9 million aggregate cash purchase of Elkton Gas operating division, which is considered to be immaterial for purposes of the pro forma financial statements.

The pro forma financial statement is presented for informational purposes only and does not purport to represent what the results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the combined company for any future period or as of any future date.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or ‘‘GAAP’’ standards, which are subject to change and interpretation. The acquisition accounting is dependent upon certain valuations and other studies. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2018
(in thousands, except per share amounts)

	Historical SJI	Historical ETG	ETG Acquisition Adjustments		Financing & Other Adjustments		Pro Forma
	(Note 1,2)	(Note 1,2)	(Note 3)		(Note 4)
Operating Revenues:
Utility	$670,715	$184,318	$-		$-		$855,033
Nonutility	970,623	-	-		-		970,623
Total Operating Revenues	1,641,338	184,318	-		-		1,825,656
Operating Expenses:
Cost of Sales – (Excluding depreciation)
— Utility	258,781	87,472	-		-		346,253
— Nonutility	796,627	-	-		-		796,627
Operations	256,862	30,957	(13,206	)(a)	-		274,613
Impairment Charges	105,280	-	-		-		105,280
Maintenance	32,162	4,507	-		-		36,669
Depreciation	96,723	13,826	(2,209	)(b)	-		108,340
Energy and Other Taxes	9,537	1,713	-		-		11,250
Gain on Sale of Assets	(15,379)	-					(15,379)
Total Operating Expenses	1,540,593	138,475	(15,415)		-		1,663,653
Operating Income	100,745	45,843	15,415		-		162,003

Other Income and Expense	2,404	348	-		-		2,752
Interest Charges	(90,296)	(10,165)	10,178(c	)	1,179(a	)	(89,104)
Income Before Income Taxes	12,853	36,026	25,593		1,179		75,651
Income Taxes	(561)	(10,586)	(6,398	)(d)	(295	)(b)	(17,840)
Equity in Earnings of Affiliates	5,611	-	-		-		5,611
Income from Continuing Operations	$17,903	$25,440	$19,195		$884		$63,422

Basic Earnings Per Common Share: (Note 5)
Continuing Operations	$0.21	$-					$0.74
Basic Earnings Per Common Share	$0.21	$-					$0.74

Average Shares of Common Stock Outstanding – Basic (Note 5)	83,693	-					85,500

Diluted Earnings Per Common Share: (Note 5)
Continuing Operations	$0.21	$-					$0.74
Diluted Earnings Per Common Share	$0.21	$-					$0.74

Average Shares of Common Stock Outstanding – Diluted (Note 5)	84,471	-					86,278

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The pro forma financial statement presents the pro forma condensed combined results of operations based upon the historical financial statements of SJI and ETG, after giving effect to the Transactions and are intended to reflect the impact of such on SJI’s consolidated financial statements. Certain reclassifications have been included in the pro forma financial statement in order to align the historical financial statement presentation of SJI and ETG. See Note “2. Reclassifications” herein for additional information on the reclassifications.  The pro forma adjustments have been made solely for the purpose of providing the pro forma financial statement.

The ETG Acquisition is considered a business combination, and therefore is accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 Business Combinations (‘‘ASC 805’’). Under the acquisition method of accounting for purposes of the pro forma financial statement, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. See Note 17 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2019 for the purchase price allocations related to the ETG Acquisition.

The ETG Acquisition was financed with cash on hand, proceeds from the Common Stock Issuance, Equity Unit Issuance, Senior Unsecured Notes, Floating Rate Notes, Term Facility (together with Senior Unsecured Notes and Floating Rate Notes, the “Notes and Facilities”), and Revolver. The Senior Unsecured Notes are comprised of a 3.18%, $90.0 million tranche due 2021, a 3.82% $80.0 million tranche due 2028 and a 3.92% $80.0 million tranche due 2030. The Floating Rate Notes are comprised of a $475.0 million in aggregate principal Series 2018D notes, due 2019, which the Company paid down in the first half of 2019. The Term Facility is comprised of a $530.0 million, 364-day-term loan credit agreement, which the Company paid down in December 2018.  The Revolver is comprised of a five year, unsecured $400.0 million revolving credit agreement that is syndicated among several banks. As of December 31, 2018, $366.9 million remained undrawn and our weighted average interest rate on outstanding borrowings, which changes daily, was 3.32%. The gross proceeds of the Equity Unit issuance was $287.5 million. Each Equity Unit has a stated amount of $50.0 and will initially be in the form of a corporate unit consisting of a contract to purchase SJI common stock and a 1/20 or 5% undivided beneficial ownership interest in a $1,000 principal amount of our remarketable junior subordinated notes due 2031 (“RSNs”). The stock purchase contracts obligate the holders to purchase shares of SJI’s common stock at a future settlement date of approximately three years from the issuance date, subject to earlier termination or settlement. The RSNs are pledged as collateral to secure the purchase of common stock under the stock purchase contracts. The net proceeds from the sale of the Equity Units were allocated between the purchase contracts and the RSNs in proportion to their respective fair market values at the time of issuance. The RSNs are classified as long-term debt. The present value of the contract adjustment payments has been initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted over the life of the purchase contract by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability. For purposes of the pro forma financial statement, SJI has assumed (x) it will make quarterly payments on the RSN’s and quarterly contract adjustment payments on the stock purchase contracts each at a rate of 3.55% and (y) the underwriters exercised the over-allotment option to purchase additional Equity Units in the Equity Units Issuance.

Historical SJI represents the consolidated results of SJI for the year ended December 31, 2018, as disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019. Historical ETG represents the results of ETG stand alone for the six months ended June 30, 2018, as disclosed in the Company’s Form 8-K/A filed with the SEC on September 12, 2018.

The pro forma financial statement does not reflect the restructuring or integration activities that have yet to be determined or other costs that may be incurred to achieve cost or growth synergies subsequent to December 31, 2018. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustment has been made.

2.	Reclassifications

Certain reclassifications have been made to amounts in the historical ETG financial information for the six months ended June 30, 2018 to conform the financial statement presentation, including reclassifying the following:

(In Thousands)	Before Reclassification	Reclassification		After Reclassification
Operating revenues	184,318	(184,318	)(a)	—
Operating Revenues - Utility	—	184,318	(a)	184,318
Cost of natural gas	87,472	(87,472	)(b)	—
Cost of Sales — Utility	—	87,472	(b)	87,472
Other operations and maintenance	35,464	(35,464	)(c)	—
Operating Expenses - Operations	—	30,957	(c)	30,957
Operating Expenses - Maintenance	—	4,507	(c)	4,507
Depreciation and amortization	13,826	(13,826	)(d)	—
Operating Expenses - Depreciation	—	13,826	(d)	13,826
Taxes other than income taxes	1,713	(1,713	)(e)	—
Operating Expenses Energy and Other Taxes	—	1,713	(e)	1,713
Other income, net	348	(348	)(f)	—
Other Income and Expense	—	348	(f)	348
Interest expense, net of amounts capitalized	10,165	(10,165	)(g)	—
Interest Charges	—	10,165	(g)	10,165

(a)	Represents the reclassification of Operating revenues on ETG’s statement of income into Operating Revenues - Utility to conform to SJI’s statement of income presentation.

(b)	Represents the reclassification of Cost of natural gas on ETG’s statement of income into Cost of Sales — Utility to conform to SJI’s statement of income presentation.

(c)
Represents the reclassification of Other operations and maintenance on ETG’s statement of income into Operating Expenses - Operations and Operating Expenses - Maintenance to conform to SJI’s statement of income presentation.

(d)	Represents the reclassification of Depreciation and amortization on ETG’s statement of income into Operating Expenses - Depreciation to conform to SJI’s statement of income presentation.

(e)	Represents the reclassification of Taxes other than income taxes on ETG’s statement of income into Operating Expenses - Energy and Other Taxes to conform to SJI’s statement of income presentation.

(f)	Represents the reclassification of Other income, net on ETG’s statement of income into Other Income and Expense to conform to SJI’s statement of income presentation.

(g)	Represents the reclassification of Interest expense, net of amounts capitalized on ETG’s statement of income into Interest Charges to conform to SJI’s statement of income presentation.

3.	ETG Acquisition Related Pro Forma Adjustments

The pro forma financial statement reflects the following adjustments related to the ETG Acquisition:

(a)	Adjustment to eliminate $13.2 million of non-recurring transaction costs incurred by SJI that are directly attributable to finalizing the ETG Acquisition for the year ended December 31, 2018.

(b)	Adjustment to eliminate $2.2 million of depreciation expense that will not be assumed by SJI as part of the ETG acquisition for the year ended December 31, 2018.

(c)
Adjustment to eliminate $8.2 million of intercompany interest and $2.0 million of related interest expense that will not be assumed by SJI as part of the ETG Acquisition for the year ended December 31, 2018.

(d)
Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 25.0% for the year ended December 31, 2018. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statement for a variety of reasons.

4.	Financing and Other Related Pro Forma Adjustments

The pro forma financial statement reflects the following adjustments related to the financing, the proceeds of which were used to fund the ETG Acquisition, as well as other pro forma adjustments related to the ETG Acquisition.

(a)	Adjustment to interest expense consists of the following:

(In Thousands)	Year ended December 31, 2018
Interest expense related to new debt borrowings(1)	$4,527
Interest expense related to equity units(2)	5,614
Interest expense related to draw down from revolver(3)	477
Amortization of deferred financing fees(4)	460
Add back: amortization of deferred financing fees and ticking fees related the Bridge Facility(5)	(9,504)
Add back: actual interest/amortization expense incurred for the year ended December 31, 2018(6)	(2,753)
Pro forma adjustment to Interest Charges	$(1,179)

(1) Comprised of interest expense related to the Notes and Facilities.
(2) Comprised of interest expense related to the RSNs and accretion of the contract adjustment liability over the life of the purchase contract for the corporate units.
(3) Comprised of interest expense related to the Revolver.
(4) Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs. Deferred financing fees are amortized using the effective interest method.
(5) Represents fees paid to the initial purchasers for their services in arranging and structuring the financing as well as other debt issuance costs related to Bridge Facility. As there is no continuing impact of the Bridge Facility on SJI’s results, the related expense is not included in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2018.
(6) Represents actual interest expense and amortization of deferred financing fees incurred and included in the historical results of the Company for the year ended December 31, 2018 related to the Notes and Facilities issued in the second quarter of 2018. These amounts were added back in order to reflect the net effect of the Transactions as if they had occurred on January 1, 2018.

The adjustment to interest expense assumes the principal, stated amount, assumed rates on the Equity Units, stated rates on the Senior Unsecured Notes, and the pro forma weighted average shares outstanding do not change from those assumed as described herein. A 0.125% change in the respective variable interest rate of the Floating Rate Notes and Term Facility would result in no material increase or decrease in pro forma annual interest expense for the year ended December 31, 2018. Additionally, the increase or decrease in pro forma annual interest expense would result in no material increase or decrease in pro forma annual earnings per share (basic and diluted) for the year ended December 31, 2018.

(b)
Adjustment to record the income tax impacts of the pro forma adjustments using a blended statutory tax rate of 25.0% for the year ended December 31, 2018, respectively. This rate does not reflect SJI’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statement for a variety of reasons.

5. Pro Forma Earnings Per Share

The unaudited pro forma combined basic and diluted earnings per share (“EPS”) for the year ended December 31, 2018 are based on pro forma income from continuing operations reflecting the adjustments discussed above divided by the basic and diluted pro forma weighted-average number of common shares outstanding. The unaudited pro forma basic EPS calculation gives effect to the issuance of 5.9 million shares of common stock related to the Common Stock Issuance as if they were issued and outstanding as of January 1, 2018, such that the total average of weighted shares outstanding would be 85.5 million for the year ended December 31, 2018, on a pro forma combined basis. The unaudited pro forma diluted EPS calculation should give effect to all potentially dilutive shares following the close of the Transactions, including: (i) shares issuable pursuant to the share purchase contracts as part of the issuance of the Equity Units, based on the application of the treasury stock method, and (ii) shares issuable pursuant to the forward sale agreement as part of the issuance of common stock, based on the application of the treasury stock method. For purposes of calculating unaudited pro forma diluted EPS, the exercise of the share purchase contracts and exercise of the forward sale agreement is assumed to have occurred at the beginning of the period. The dilutive impact of the forward sale agreement did not impact the unaudited pro forma diluted EPS calculation for the year ended December 31, 2018.

The unaudited pro forma basic and diluted EPS are calculated as follows:

(In Thousands Except Share and Per Share Data)	Year ended December 31, 2018
Pro Forma Basic EPS
Pro forma income from continuing operations	$63,422
Pro forma basic weighted—average common stock outstanding	85,500
Pro forma basic EPS	$0.74

Pro Forma Diluted EPS
Pro forma income from continuing operations	$63,422
Pro forma diluted weighted—average common shares outstanding	86,278
Pro forma diluted EPS	$0.74